Exhibit 99.1

AMENDED AND RESTATED

NEW SENIOR INVESTMENT GROUP INC.

NONQUALIFIED STOCK OPTION AND

INCENTIVE AWARD PLAN

Adopted as of January 1, 2019

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10.3	Company Actions; No Right to Employment; Relationship to Other Benefits	13
10.4	Section 409A of the Code	13
10.5	Payment of Taxes	13
10.6	Governing Law	14

SECTION 11 EFFECTIVE DATE OF PLAN		14

SECTION 12 TERM OF PLAN		14

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AMENDED AND RESTATED NEW SENIOR INVESTMENT GROUP INC.

NONQUALIFIED STOCK OPTION AND INCENTIVE AWARD PLAN

SECTION 1

PURPOSE OF PLAN; DEFINITIONS

1.1 Purpose. This Plan is an amendment and restatement of that certain New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan, originally adopted October 16, 2014 (the “Prior Plan”). The purpose of the Plan is (a) to reinforce the long-term commitment to the Company’s success of those Non-Officer Directors, officers, directors, employees, advisors, service providers, consultants and other personnel who are or will be responsible for such success; to facilitate the ownership of the Company’s stock by such individuals, thereby reinforcing the identity of their interests with those of the Company’s stockholders; (b) to assist the Company in attracting and retaining individuals with experience and ability; (c) under the Prior Plan, to compensate the Manager for its successful efforts in raising capital for the Company and provide incentive to the Manager to enhance the value of the Stock; and (d) to benefit the Company’s stockholders by encouraging high levels of performance by individuals whose performance is a key element in achieving the Company’s continued success.

1.2 Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(a) “Award” or “Awards” means an award described in Section 5 hereof.

(b) “Award Agreement” means an agreement described in Section 6 hereof entered into between the Company and a Participant, setting forth the terms, conditions and any limitations applicable to the Award granted to the Participant.

(c) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, except with respect to the Legacy Manager Awards, an event set forth in any one of the following paragraphs shall have occurred:

(1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any Affiliate thereof) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (3) below; or

(2) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(3) there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger or consolidation is then a Subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(4) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a Subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, (i) a Change in Control shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following, which the holders of shares of Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each Award that constitutes deferred compensation under Section 409A of the Code, and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

For purposes of the Legacy Manager Awards, a “Change in Control” shall be as defined and determined under the Prior Plan.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

(g) “Commission” means the Securities and Exchange Commission.

(h) “Committee” means any committee or subcommittee the Board may appoint to administer or otherwise exercise duties, authorities and rights under the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of (i) a “non-employee director” within the meaning of Rule 16b-3 (as defined in Section 2.1(a) below) and (ii) any other qualifications required by the applicable stock exchange on which the Stock is traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Committee specified in the Plan shall be exercised by the Committee.

(i) “Company” means New Senior Investment Group Inc., a Delaware corporation.

(j) “Disability” means, with respect to any Participant, except as may otherwise be provided in an Award Agreement or Individual Agreement, that such Participant (i) as determined by the Participant’s employer or service recipient (such determination to be approved by the Committee) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering such Participant.

(k) “Effective Date” means the date provided pursuant to Section 11.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Price” means the Fair Market Value of one share of Stock on the date of grant of a given Stock Option or Stock Appreciation Right.

(n) “Fair Market Value” means, as of any given date, (i) the closing price of a share of the Company’s Stock on the principal exchange on which shares of the Company’s Stock are then trading, if any, on the trading day previous to such date, or, if stock was not traded on the trading day previous to such date, then on the next preceding trading day during which a sale occurred; or (ii) if such Stock is not traded on an exchange but is quoted on NASDAQ or a successor quotation system, (x) the last sales price (if the Stock is then listed as a National Market Issue under the NASDAQ National Market System) or (y) the mean between the closing representative bid and asked prices (in all other cases) for the Stock on the trading day previous to such date as reported by NASDAQ or such successor quotation system; or (iii) if such Stock is not publicly traded on an exchange and not quoted on NASDAQ or a successor quotation system, the mean between the closing bid and asked prices for the Stock, on the day previous to such date, as determined in good faith by the Committee.

(o) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or enhanced severance agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and the change in control, severance or enhanced severance agreement shall be the relevant “Individual Agreement” on and after a Change in Control.

(p) “Legacy Manager Awards” means the Awards granted to the Manager under the Prior Plan, as described in Section 5.5 hereof.

(q) Manager” means FIG LLC, a Delaware limited liability company, or any affiliate of FIG LLC who shall succeed as manager under that certain Management and Advisory Agreement by and among the Company and FIG LLC as amended from time to time.

(r) “Non-Officer Director” means a member of the Board who is not an officer or employee of the Company.

(s) “Non-Officer Director Stock Option” shall have the meaning set forth in Section 5.6(a).

(t) “Participant” means any Person selected by the Committee, pursuant to the Committee’s authority in Section 2 below, to receive Awards, including, but not limited to (i) any Non-Officer Director, (ii) any director, officer or employee of the Company, any Affiliate or Subsidiary of the Company, (iii) solely with respect to Legacy Manager Awards, the Manager, and (iv) any consultant, service provider or advisor to the Company, any Affiliate or Subsidiary of the Company; provided, however, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Participant who receives a Stock Option or a Stock Appreciation Right means an employee, Non-Officer Director, independent contractor or consultant of the Company or any Affiliate of the Company with respect to whom the Company is an “eligible issuer of service recipient stock” within the meaning of Section 409A of the Code.

(u) “Performance Goals” means the performance goals based on criteria selected by the Committee in its sole discretion , including, without limitation, one or more of the following criteria: stock price, earnings (whether based on earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on equity, return on assets or operating assets, asset quality, net interest margin, loan portfolio growth, efficiency ratio, deposit portfolio growth, liquidity, market share, customer service measures or indices, economic value added, shareholder value added, embedded value added, combined ratio, pre- or after-tax income, net income, cash flow (before or after dividends), cash flow per share (before or after dividends), gross margin, risk-based capital, revenues, revenue growth, return on capital (whether based on return on total capital or return on invested capital), cash flow return on investment, cost control, gross profit, operating profit, cash generation, unit volume, sales, asset quality, cost saving levels, market-spending efficiency, core non-interest income or change in working capital, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies).

(v) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(w) “Plan” means this Amended and Restated New Senior Investment Group Inc. Nonqualified Stock Option and Incentive Award Plan.

(x) “Restricted Stock” means Stock as described in Section 5.3 hereof (which may also be a Performance Award as described in Section 5.4 hereof).

(y) “Restricted Stock Unit” means an Award as described in Section 5.7 hereof (which may also be a Performance Award as described in Section 5.4 hereof).

(z) “Securities Act” shall have the meaning set forth in Section 5.5(a).

(aa) “Stock” means the common stock, par value $0.01 per share, of the Company.

(bb) “Stock Appreciation Right” means a right to receive, upon surrender of the right, an amount payable in cash and/or shares of Stock equal in value to the amount by which the fair market value per share of Stock on the exercise date (as such value shall be determined by the Committee or its delegate in accordance with the requirements of Section 409A of the Code) of such right exceeds the Exercise Price of such right, granted pursuant to Section 5.2 hereof.

(cc) “Stock Option” means an Award granted pursuant to Section 5.1(a) hereof. The Stock Options granted hereunder are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code.

(dd) “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.

SECTION 2

ADMINISTRATION

2.1 Administration. The Plan shall be administered in accordance with the requirements, to the extent applicable, of Rule 16b-3 under the Exchange Act, by the Board or, at the Board’s sole discretion, by the Committee, which shall be appointed by the Board, and which shall serve at the pleasure of the Board. The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

2.2 Duties and Powers of Committee. The Committee shall have the power and authority to grant Awards to Participants pursuant to the terms of the Plan, and, in its discretion, to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All decisions made by the Committee pursuant to the provisions of the Plan and in respect of any Award, shall be final, conclusive and binding on all Persons.

In particular, the Committee shall have the authority to determine, in a manner consistent with the terms of the Plan:

(a) in addition to the Non-Officer Directors, those Participants who shall receive Awards under the Plan;

(b) subject to Section 3, the number of shares of Stock to be covered by each Stock Option and other Award granted hereunder; and

(c) the terms and conditions which shall govern all the Award Agreements, including the waiver or modification of any such terms or conditions, in accordance with the terms of this Plan, including the provisions of Section 6.1 below.

2.3 Majority Rule. Except as otherwise provided in the Certificate of Incorporation or By-laws of the Company, the Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

2.4 Delegation of Authority. To the extent permitted by applicable law and subject to Section 2.1, the Committee or the Board may from time to time delegate to one or more Persons the authority to take administrative actions pursuant to this Section 2. Any delegation hereunder shall be subject to the restrictions and limitations that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee.

2.5 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee may receive such compensation for their services as members as may be determined by the Board. All expenses and liabilities that members of the Committee or Board may incur in connection with the administration of this Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other Persons. The Committee, the Board, the Company and any officers and directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such Persons. All actions taken and all interpretations and determinations made by the Committee or Board in good faith shall be final and binding upon all Participants, the Company and all other interested Persons. No member of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Plan or any Award, and all members of the Committee and Board shall be fully protected and indemnified to the fullest extent permitted by law, by the Company, in respect of any such action, determination or interpretation.

SECTION 3

STOCK SUBJECT TO PLAN

3.1 Number of and Source of Shares. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 27,922,570. The Stock which may be issued pursuant to an Award under the Plan may be treasury Stock, authorized but unissued Stock, or Stock acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such Stock, or, at the election of the Committee, cash. The aggregate number of shares of Stock as to which Awards may be granted during any calendar year to any Participant may not be greater than 3,000,000.

3.2 Share Counting. If any Stock subject to an Award is forfeited or cancelled, or if an Award otherwise terminates or expires without a distribution of Stock to the Participant, the Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, Stock that is exchanged by a Participant or withheld by the Company as full or partial payment in connection with the exercise of any Stock Option or Stock Appreciation Right under the Plan, as well as any Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Option or Stock Appreciation Right may be settled by the delivery of a net number of shares of Stock, the full number of shares of Stock underlying such Stock Option or Stock

Appreciation Right shall not be available for subsequent Awards under the Plan. In addition, to the extent an Award is denominated in shares of Stock, but paid or settled in cash, the number of shares of Stock with respect to which such payment or settlement is made shall not be available for subsequent grants of Awards pursuant to the Plan.

3.3 Adjustment of Awards.

(a) Upon the occurrence of any event which affects the shares of Stock in such a way that an adjustment of outstanding Awards is appropriate in order to prevent the dilution or enlargement of rights under the Awards (including, without limitation, any extraordinary dividend or other distribution (whether in cash or in kind), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, Change in Control or other similar corporate transaction or event), the Committee shall make appropriate equitable adjustments, which may include (i) adjustments to any or all of the number and kind of shares of Stock (or other securities) which may thereafter be issued in connection with such outstanding Awards, (ii) adjustments to any Exercise Price specified in the outstanding Awards, (iii) adjustments to the number and kind of shares of Stock (or other securities) authorized by or to be granted under the Plan and (iv) adjustments to Performance Goals, performance periods, and such other terms as may be deemed appropriate; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other substitutions or adjustments shall be made respecting Awards hereunder as may be determined by the Committee, in its sole discretion.

(b) Without limiting the generality of the foregoing, in connection with a Change in Control, the Committee may provide, in its sole discretion, but subject in all events to the requirements of Section 409A of the Code, for the cancellation of any outstanding Award in exchange for payment in cash or other property having an aggregate fair market value equal to the fair market value of the shares of Stock, cash or other property covered by such Award, reduced by the aggregate Exercise Price thereof, if any; provided, however, that if the Exercise Price of any outstanding Award is equal to or greater than such fair market value of the shares of Stock, cash or other property covered by such Award, the Board may cancel such Award without the payment of any consideration to the Participant.

SECTION 4

ELIGIBILITY

Each Participant shall be eligible to receive Awards under the Plan (except that only Non-Officer Directors shall be eligible for Non-Officer Director Stock Options). Participants under the Plan may be selected from time to time by the Committee, in its sole discretion, and the Committee shall determine, in its sole discretion, the number of shares covered by each Award. For the avoidance of doubt, the Manager shall not be eligible to receive any new Awards.

SECTION 5

AWARDS

Awards may include, but are not limited to, those described in this Section 5. The Committee may grant Awards singly, in tandem or in combination with other Awards, as the Committee may in its sole discretion determine.

5.1 Stock Options.

(a) A Stock Option shall be granted on such terms and conditions under an Award Agreement as the Committee may determine, in accordance with the provisions of Section 6.1 hereof. In general, under a Stock Option, a Participant is granted the right to purchase Stock at the Exercise Price during specified periods. With respect to Legacy Manager Awards, unless otherwise provided in an Award Agreement, a Stock Option represents the right to receive an amount in cash equal to the excess of the fair market value of a share of Stock on the exercise date (as such value shall be determined by the Committee or its delegate in accordance with the requirements of Section 409A of the Code) over the Exercise Price of such Stock Option. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares of Stock with respect to which the Stock Option is being exercised.

(b) The Exercise Price of the Stock Option, if the Stock Option is to be settled in Stock, may be paid in cash or its equivalent, as determined by the Committee. As determined by the Committee, in its sole discretion, or as otherwise set forth herein, payment of the Exercise Price in whole or in part may also be made (i) by withholding from shares of Stock otherwise issuable upon exercise of such Stock Option, (ii) in the form of unrestricted Stock already owned by the Participant which has a fair market value on the date of surrender (as such value shall be determined by the Committee or its delegate in accordance with the provisions of Section 409A of the Code) equal to the aggregate Exercise Price of the Stock as to which such Stock Option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. No fractional shares of Stock will be issued or accepted.

5.2 Stock Appreciation Rights. A Stock Appreciation Right shall be granted on such terms and conditions under an Award Agreement as the Committee may determine, in accordance with the provisions of Section 6.1 hereof.

(a) A Stock Appreciation Right may be granted in tandem with part or all of (or in addition to, or completely independent of) a Stock Option or any other Award under this Plan. A Stock Appreciation Right issued in tandem with a Stock Option may be granted at the time of grant of the related Stock Option or at any time thereafter during the term of the Stock Option.

(b) The Award Agreement may state whether the amount due upon exercise of the Stock Appreciation Right payable is to be paid wholly in cash, wholly in shares of Stock, or in any combination of the foregoing; if the Award Agreement does not so state the manner of payment, the Committee shall determine such manner of payment at the time of payment. The amount payable in shares of Stock, if any, is determined with reference to the fair market value per share of Stock on the date of exercise (as such value shall be determined by the Committee or its delegate in accordance with the provisions of Section 409A of the Code).

(c) Stock Appreciation Rights issued in tandem with Stock Options shall be exercisable only to the extent that the Stock Options to which they relate are exercisable. Upon exercise of the tandem Stock Appreciation Right, and to the extent of such exercise, the Participant’s underlying Stock Option shall automatically terminate. Similarly, upon the exercise of the tandem Stock Option, and to the extent of such exercise, the Participant’s related Stock Appreciation Right shall automatically terminate.

5.3 Restricted Stock. Restricted Stock is Stock that is issued to a Participant and is subject to such terms, conditions and restrictions as the Committee deems appropriate, accordance with the provisions of Section 6.1 hereof, and which may include, but are not limited to, restrictions upon the sale, assignment, transfer or other disposition of the Restricted Stock and the requirement of forfeiture of the

Restricted Stock upon termination of employment or service under certain specified conditions. The Committee may provide for the lapse of any such term or condition or waive any term or condition based on such factors or criteria as the Committee may determine. Subject to the restrictions of this Plan and in the applicable Award Agreement, the Participant shall have, with respect to Awards of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Restricted Stock and the right to receive any cash or stock dividends on such Stock.

5.4 Performance Awards. Performance Awards may be granted under this Plan from time to time based on such terms and conditions as the Committee deems appropriate, in accordance with the provisions of Section 6.1 hereof. Performance Awards are Awards which are contingent upon achievement of one or more Performance Goals, which may be measured based on Company, Subsidiary, business unit or department performance, as well as individual performance. Performance Awards may be in the form of Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock and such other forms of Performance Awards as the Committee shall determine. The Committee shall determine the performance measurements and criteria for such Performance Awards.

5.5 Legacy Manager Awards.

(a) Outstanding Legacy Manager Awards. As consideration for the Manager’s role in raising capital for the Company, the Manager has, prior to the Effective Date, been awarded Stock Options (the “Manager Awards”).

(b) Terms of Manager Awards. The Stock Options referred to in clause (a) above shall be 100% vested and exercisable as of the Effective Date, having a per share price equal to the offering price of the equity issuance in connection with which such Stock Options were awarded (as determined by the Committee), subject to adjustment as set forth in Section 3.3 hereof. If settled in shares of Stock, the exercise price of such Stock Options may be paid in cash or its equivalent, as determined by the Committee. Payment in whole or in part may also be made by the following cashless exercise procedures: (i) by withholding from shares of Stock otherwise issuable upon exercise of such Stock Option, (ii) in the form of unrestricted Stock already owned by the Manager which has a Fair Market Value on the date of surrender equal to the aggregate option price of the Stock as to which such Stock Option shall be exercised or (iii) by means of any other cashless exercise procedure approved by the Committee. No fractional shares of Stock will be issued or accepted. The Award Agreement with respect to such Stock Options sets forth the vesting and exercise schedule of such Stock Options and such other terms and conditions with respect to such Stock Options and the delivery of shares of Company Stock subject to such Stock Options as the Committee may determine.

(c) Registration Rights Agreement. The Company shall, upon the Manager’s reasonable request, with respect to Stock acquired upon exercise of the Legacy Manager Awards, (i) use commercially reasonable efforts to register under the Securities Act of 1933, as amended (the “Securities Act”) the securities that may be issued and sold under the Plan or the resale of such securities issued and sold pursuant to the Plan or (ii) enter into a registration rights agreement with the Manager on terms to be mutually agreed upon between the parties.

5.6 Automatic Non-Officer Director Awards.

(a) Initial Grant of Non-Officer Director Stock Options. Each Non-Officer Director shall be granted a Stock Option, which shall be fully vested as of the date of the grant, relating to 5,000 shares of Stock (each, a “Non-Officer Director Stock Option”), upon the date of the first Board of Director’s meeting attended by such Non-Officer Director. The Exercise Price of the Non-Officer Director Stock Option shall be one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant.

(b) Stock Availability. In the event that the number of shares of Stock available for grant under the Plan is not sufficient to accommodate the Awards of Non-Officer Director Stock Options, then the remaining shares of Stock available for such automatic awards shall be granted to each Non-Officer Director who is to receive such an award on a pro-rata basis. No further grants shall be made until such time, if any, as additional shares of Stock become available for grant under the Plan through action of the Board or the stockholders of the Company to increase the number of shares of Stock that may be issued under the Plan or through cancellation or expiration of Awards previously granted hereunder.

(c) Term; Method of Exercise of Non-Officer Director Stock Option. Each Non-Officer Director Stock Option shall cease to be exercisable no later than the date that is ten (10) years following the date of grant. The Exercise Price of such Stock Options may be paid in cash or its equivalent, as determined by the Committee. As determined by the Committee, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Committee (including the withholding of shares of Stock otherwise issuable on exercise), or (ii) in the form of unrestricted Stock already owned by the Non-Officer Director which has a fair market value on the date of surrender (as such value shall be determined by the Committee or its delegate in accordance with the provisions of Section 409A of the Code) equal to the aggregate Exercise Price of the Stock as to which such Stock Option shall be exercised. No fractional shares of Stock will be issued or accepted.

(d) Award Agreements. Each recipient of a Non-Officer Director Stock Option shall enter into an Award Agreement with the Company, which agreement shall set forth, among other things, the Exercise Price, the term and provisions regarding exercisability and form of settlement of the Non-Officer Director Stock Option, which provisions shall not be inconsistent with the terms of this Section 5.6 and Section 6.1. The Award Agreement with respect to such Non-Officer Director Stock Option shall also set forth such other terms and conditions with respect to Awards to the Non-Officer Director as the Committee may determine.

5.7 Other Awards.

The Committee may from time to time grant to its Non-Officer Directors or any other Participants shares of Stock, other Stock-based and non-Stock-based Awards under the Plan, including, without limitation, those Awards pursuant to which shares of Stock are or may in the future be acquired such as Restricted Stock Units, Awards denominated in Stock, securities convertible into Stock, phantom securities, dividend equivalents and cash. The Committee shall determine the terms and conditions of such other Stock, Stock-based and non-Stock-based Awards, in accordance with the provisions of Section 6.1 hereof, provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

SECTION 6

AWARD AGREEMENTS

Each Award under this Plan shall be evidenced by an Award Agreement setting forth the number of shares of Stock or other securities, and such other terms and conditions applicable to the Award (and not inconsistent with this Plan) as are determined by the Committee.

6.1 Terms of Award Agreements. Award Agreements may include the following terms:

(a) Term. The term of each Award (as determined by the Committee); provided that no Award shall be exercisable more than ten (10) years after the date such Award is granted.

(b) Exercise Price. The Exercise Price under any Stock Option or Stock Appreciation Right (as determined by the Committee in its sole discretion at the time of grant); provided that the Exercise Price shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on such date.

(c) Vesting and Exercisability. Provisions regarding the vesting and to the extent applicable, exercisability, of Awards (which shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant).

(d) Delivery. Provisions regarding the timing of the delivery of Stock subject to Awards. Notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, upon the applicable settlement date, Stock (either in certificated or uncertificated form) or cash, as applicable, shall promptly be issued to the Participant (unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code) and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

(e) Termination of Employment or Service. Provisions describing the treatment of an Award in the event of Disability, death or other termination of a Participant’s employment or service with the Company and its Affiliates, including, but not limited to, terms relating to the vesting, time for exercise, forfeiture and cancellation of an Award in such circumstances.

(f) Rights as Stockholder. A provision that a Participant shall have no rights as a stockholder with respect to any securities covered by an Award until the date the Participant becomes the holder of record. Except as provided in Section 3.3 hereof, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment, in which case, grants of dividend equivalents or similar rights shall not be considered to be a grant of any other stockholder right.

(g) Nontransferability. A provision that except under the laws of descent and distribution or as otherwise permitted by the Committee, in its sole discretion, the Participant shall not be permitted to sell, transfer, pledge or assign any Award, and all Awards shall be exercisable, during the Participant’s lifetime, only by the Participant; provided, however, that the Participant shall be permitted to transfer one or more Stock Options to a trust controlled by the Participant during the Participant’s lifetime for estate planning purposes.

(h) Other Terms. Such other terms as are necessary and appropriate to effectuate an Award to the Participant, including, but not limited to, (1) vesting provisions, (2) deferral elections, (3) any requirements for continued employment or service with the Company, (4) any requirement to execute a general release of claims in a form acceptable to the Company prior to the lapse of any restrictions or conditions on such Award or such Award becoming exercisable, (5) any other restrictions or conditions (including performance requirements) on the Award and the method by which restrictions or conditions lapse, (6) effect on the Award of a Change in Control, (7) recoupment provisions in addition to those set forth in Section 7 below and (8) any other terms and conditions which the Committee shall deem necessary and desirable.

SECTION 7

MISCELLANEOUS

7.1 Prohibition on Repricing. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3.3, to decrease the Exercise Price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Stock Appreciation Right with a lower Exercise Price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

7.2 Recoupment Policy. Awards and amounts received in respect of such Awards by a Participant (including through the sale or other disposition of Stock acquired upon exercise or vesting of an Award) granted hereunder shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of such Board, to the extent such policy is applicable to the Participant.

SECTION 8

AMENDMENT AND TERMINATION

The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment which requires stockholder approval in order for the Plan to comply with a rule or regulation deemed applicable by the Committee, shall be effective unless the same shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant, without such Participant’s consent, under any Award granted under the Plan.

SECTION 9

UNFUNDED STATUS OF PLAN

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

SECTION 10

GENERAL PROVISIONS

10.1 Securities Laws Compliance. Shares of Stock shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such shares of Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

10.2 Transfer Restrictions. All shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law.

10.3 Company Actions; No Right to Employment; Relationship to Other Benefits. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is necessary and desirable; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan and any grant of Award shall not confer upon any employee, consultant, service provider or advisor of the Company any right to continued employment or service with the Company, as the case may be, nor shall it be deemed a guarantee of any future grant of Awards or other compensation, nor shall it interfere in any way with the right of the Company to terminate the employment or service of any of its employees, consultants or advisors at any time. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare, or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

10.4 Section 409A of the Code. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

10.5 Payment of Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Committee, up to the maximum statutory withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement, having a fair market value on the date of withholding equal to the amount to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Stock.

10.6 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

SECTION 11

EFFECTIVE DATE OF PLAN

This Plan, as an amendment and restatement of the Prior Plan, became effective (the “Effective Date”) on January 1, 2019.

SECTION 12

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after October 16, 2024, but Awards theretofore granted may extend beyond that date in accordance with its terms.